                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-11H

                                 TERMS AGREEMENT

                                                             Dated: May 25, 2005

To:  Structured Asset Securities Corporation, as Depositor under the Trust
     Agreement dated as of May 1, 2005 (the "Trust Agreement").

Re:  Underwriting Agreement Standard Terms dated as of April 16, 1996 (the
     "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2005-11H.

Terms of the Series 2005-11H Certificates: Structured Asset Securities
Corporation, Series 2005-11H Mortgage Pass-Through Certificates, Class A1, Class
A2, Class A3, Class A-IO, Class A-IO1, Class B1, Class B2, Class B3, Class B4,
Class B5, Class B6, Class PO and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the
"Trust Fund"). The primary assets of the Trust Fund consist of a pool of fixed, conventional, first lien, residential mortgage loans (the "Mortgage Loans").
Only the Class A1, Class A2, Class A3, Class A-IO, Class A-IO1, Class B1, Class
B2, Class B3, Class PO and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-120575.

Certificate Ratings: It is a condition of Closing that at the Closing Date the
Class A1, Class A2, Class A3, Class A-IO, Class A-IO1, Class PO and Class R
Certificates be rated "AAA" by Fitch, Inc. ("Fitch"), and "Aaa" by Moody's
Investors Service, Inc. ("Moody's" and together with Fitch, the "Rating
Agencies"); the Class B1 Certificates be rated "AA" by Fitch; the Class B2
Certificates be rated "A" by Fitch; and the Class B3 Certificates be rated "BBB"
by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman
Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered
Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the
Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: May 1, 2005.

Closing Date: 10:00 A.M., New York time, on or about May 31, 2005. On the
Closing Date, the Depositor will deliver the Offered Certificates to the
Underwriter against payment therefor for the account of the Underwriter.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the
Depositor and the Underwriter in accordance with its terms.

                                               LEHMAN BROTHERS INC.

                                               By:
                                                   -----------------------------
                                                   Name: Brian Lin
                                                   Title: Vice President

Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By:
    -----------------------------------
    Name: Joseph J. Kelly
    Title: Senior Vice President

                                   Schedule 1

        Initial Certificate
        Principal or Notional    Certificate    Purchase Price
Class         Amount(1)         Interest Rate     Percentage
-----   ---------------------   -------------   --------------
 A1        $128,627,000           5.50%              100%
 A2        $ 62,719,000           5.00%              100%
 A3        $  6,541,000           5.50%              100%
A-IO       $168,027,838(2)        0.5186%(2)         100%
A-IO1      $ 62,719,000(2)        0.50%              100%
 PO        $    854,485           0.00%(3)           100%
 B1        $  4,655,000           5.50%              100%
 B2        $  1,344,000           5.50%              100%
 B3        $    827,000           5.50%              100%
 R         $        100           5.50%              100%

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(1)  These balances are approximate, as described in the Prospectus Supplement.

(2)  The Class A-IO and Class A-IO1 Certificates will be Interest-Only
     Certificates; they will not be entitled to payments of principal and will accrue interest on a Notional Amount, as described in the Prospectus
     Supplement. The Interest Rate shown above for the Class A-IO Certificates is the Interest Rate for the first Distribution Date. For each Distribution
     Date, the Interest Rate for the Class A-IO Certificates will be equal to the weighted average of the Net Mortgage Rates of the Non-Discount Mortgage
     Loans at the beginning of the related Due Period (weighted on the basis of the Scheduled Principal Balances of the Mortgage Loans as of the preceding
     Distribution Dates or, in the case of the first Distribution Date, as of the Cut-Off Date) minus 5.50%.

(3)  The Class PO Certificates will be Principle-Only Certificates; they will not be entitled to payments of interest.